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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         Onyx Software Corporation ("Company") and Eben Frankenberg ("Employee") enter this Agreement to memorialize certain terms and conditions of the Employee's continued employment, effective May 25, 2004. In exchange for the promises made herein, continued employment with the Company, and for other good and valuable consideration, the Company and Employee agree as follows:

         1. EMPLOYMENT WITH ONYX. Employee is currently employed by the Company as it's EVP Americas. Employee will continue to perform all of the duties normally associated with such position, any other position to which he/she may be assigned, as well as other duties as may be assigned from time to time by the Company. As part of Employee's benefit package, Employee will receive a base salary. For the purposes of this Agreement, Base Salary is defined as Employee's base salary as of the date of this Agreement, subject to any increases in same over time.

         2. SEVERANCE IN THE EVENT OF TERMINATION WITHOUT CAUSE. The Company has the right to terminate the Employee at any time, with or without Cause, with thirty (30) days prior notice. In the event that the Employee is terminated by the Company other than for Cause, as defined below, the Employee shall receive severance pay in the amount determined as follows:

(a) If the Employee executes and delivers to the Company a waiver and release agreement presented by the Company and substantially in the form attached as Exhibit A, the Employee shall receive the following:
         (i) Six (6) months of severance pay at his/her Base Salary (not reduced by any base salary reduction program which may be instituted by the Company) less all required deductions; and
         (ii) the aggregate bonuses paid to Employee over the previous four (4) full fiscal quarters prior to the date of termination, pro-rated to reflect the six (6) month severance period. By way of example, if Employee had earned a bonus of $10,000 each of the previous four full fiscal quarters prior to termination without Cause, Employee's severance payment would include $20,000 under the provisions of this subsection. and;
         (iii) if the Employee elects to continue insurance coverage under COBRA, including coverage for Employee's dependants, the Company will pay the premiums for such coverage for six (6) months, until Employee qualifies for replacement coverage through subsequent employment, or for as long as the employee remains eligible for such continuation, whichever is sooner.

(b) If the Employee refuses to execute and deliver to the Company the waiver and release agreement, the Employee shall receive two (2) weeks of severance pay at his/her Base Salary (not reduced by any base salary reduction program which may be instituted by the Company) less required deductions, and if the Employee elects to continue insurance coverage under COBRA, including coverage for Employee's dependants, the Company will pay the premiums for such coverage for one (1) month.

All severance payments hereunder will be made as equal periodic payments in accordance with the Company's normal payroll practices. Nothing herein is intended to affect any employee's


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entitlement to any earned but unpaid bonuses as of the date of termination, entitlement to and payment of which will be governed by the Company's normal practices and procedures. As of the effective date of termination, all stock options will continue to be treated in accord with to the terms of the applicable stock option letter agreement between the Company and the Employee.


         3. TERMINATION WITH CAUSE. In the event the Employee is terminated by the Company for Cause, the Employee shall not receive any severance pay or additional compensation after the effective date of the termination for Cause. "Cause" shall mean the occurrence of one or more of the following: (a) theft or a material act of dishonesty related to the business of the Company; (b) conviction of Employee for a felony; any crime involving violence, theft, or dishonesty; or any crime against the Company; (c) a breach or threatened breach of this Agreement; (d) refusal to carry out the lawful directives of the Company or willful neglect of employee's duties or obligations; (e) refusal to accept a change in reporting relationships, job duties, responsibilities, and/or a reduction in Base Salary of no greater than 10% or (f) refusal to accept a reduction in the potential bonus Employee may receive, provided that in no event shall either (i) such reduction be more than 25% of Employee's bonus in effect as of the date of execution of this Agreement or (ii) reduce Employee's target bonus to less than 50% of Employee's Base Salary. By way of example, a 100% bonus target may be reduced to a 75% target, but a 65% target may only be reduced to a 50% target.

"Cause" shall not include (i) the Employee's refusal to accept a reduction in compensation of greater than 10% of the Base Salary or (ii) the Employee's refusal to accept a reduction in potential bonus target which is greater than the permissible range detailed in subsection (f) in the paragraph above or (iii) or a change in reporting location of greater than thirty-five (35) miles. In the event either of these changes is instituted by the Company and Employee resigns as a result, Employee shall be entitled to the severance benefits detailed in
Section 2 herein.

         4. NON-COMPETITION. During the term of this Agreement and for a period of nine (9) months from the end of his/her employment (whether voluntary or involuntary), Employee will not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with the Company's business or reasonably anticipated business. In addition, Employee will not control or participate in the ownership, management, or operation of, or be connected with, any such competitive business. For purposes of the foregoing, Employee will be deemed to be connected with such business if the business is carried on by (a) a partnership in which the Employee is a general or limited partner; employee; consultant; agent; member; or other representative or (b) a corporation of which Employee is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation); officer; director; employee; consultant; agent; member; or other representative. Provided, however, that during the nine month non-compete period, Employee may be employed by a business with multiple divisions only some of which compete with the Company, immediately upon the Employee's termination, if the Employee works in one of the divisions that does not compete in any way with the Company's business or reasonably anticipated business.


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         5. NON-SOLICITATION. During his/her employment and for a period of one
(1) year from the termination of his/her employment for any reason, Employee will not directly or indirectly solicit or hire any person who was an employee of the Company during the three-month period immediately preceding the termination of Employee's employment. Further, Employee agrees that during this one (1) year period, he/she shall not entice any of the following to cease, terminate, or reduce any relationship with the Company or to divert any business from the Company: (a) any contractor or supplier of the Company; (b) any advertiser, sponsor, customer, or client of the Company; or (c) any prospective advertiser, sponsor, customer or client of the Company from whom Employee actively solicited business within the last six (6) months of his/her employment.

         6. NON-DISPARAGEMENT. Employee agrees that for a period of one (1) year from the date of termination he/she will not disparage the Company or take any other action, whether otherwise lawful or not, intended to interfere with the Company's business or damage its reputation.


         7. CONTROLLING LAW AND IRREPARABLE HARM. This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard for its choice of law rules. The forum and venue for any legal proceeding in connection herewith shall be in Washington. Employee acknowledges and agrees that the provisions of this Agreement are essential to the Company and that a breach of its provisions will create a severe and unfair business disadvantage that cannot be adequately remedied by traditional legal recourse to damages. Employee therefore agrees that, in addition to any other remedy it may have at law, the Company shall be entitled to injunctive or other equitable relief to prevent or curtail any breach of this Agreement.

         8. ASSIGNMENT TO SUCCESSOR COMPANY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer, without further notice or consideration to Employee. In the event that the ownership or corporate form of the Company changes, whether by acquisition of stock or assets and regardless of any change in the form or name of the employing entity, this Agreement shall be assigned by the Company to the entity that succeeds it, and that entity will be bound the terms of this Agreement.

         9. SEVERABILITY. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law. The Agreement shall not be construed against the Company by reason of the drafting or preparation hereof.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter covered herein. This Agreement may only be amended in writing. This Agreement does not displace or modify Employee's Employee Confidentiality and Invention Agreement or other written agreements between Employee and the Company.

         11. NONWAIVER. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or


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provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's rights in that or any other instance.

         12. REVIEW OF AGREEMENT. Employee acknowledges that he/she has carefully read this Agreement, that Employee has entered into this Agreement knowingly and not in reliance on any promises or representations by the Company other than those contained in this Agreement, and that he/she has been given the opportunity to discuss this Agreement with legal counsel and has done so to the extent desired.

EMPLOYEE                                 ONYX SOFTWARE CORPORATION

/s/ Eben Frankenberg     May 25, 2004    /s/ Brent Frei             May 27, 2004
--------------------                     ---------------
Signature of Employee    Date            Brent R. Frei                      Date

                                         Chief Executive Officer



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                     EXHIBIT A: WAIVER AND RELEASE AGREEMENT

         Pursuant to the parties' May ___, 2004, Employment Agreement, and in exchange for severance pay of _____________ and other good and valuable consideration, which are in addition to the benefits Employee is otherwise entitled to receive, Employee and his/her successors and assigns forever release and discharge Onyx Software Corporation ("Company"); any of Company's parent, subsidiary or related companies; any Company-sponsored employee benefit plans in which Employee participates; and all of their respective officers, directors, trustees, agents, employees, employees' spouses, and all of their successors and assigns (collectively "Releasees") from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys' fees (collectively "Claims") OF WHATEVER NATURE that Employee has or may have on behalf of himself/herself, KNOWN, UNKNOWN, OR LATER DISCOVERED which arose prior to the date Employee signs this Agreement.

         This release includes but is not limited to any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation Claims under the Civil Rights Acts of 1964 and 1991, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Washington State Law Against Discrimination; the Family and Medical Leave Act; and any possible legal restriction of the Company's right to terminate its employees, whether contractual, statutory, or based on the common law; Claims under the Employee Retirement Income Security Act; and personal injury Claims, including without limitation defamation, tortious interference with business expectancy, and infliction of emotional distress; and any Claims for breach of express or implied contract.

         By signing this agreement, Employee represents that he/she has not filed any Claim with any court or government agency against the Company or any of its Releasees, and Employee agrees, to the extent allowable by law, that he/she will not file in the future any such Claim that he/she released in this Agreement. Employee will not, however, be prohibited from filing a Claim if he/she needs to enforce the terms of this agreement. If any government agency brings any claim against or conducts investigation of the Company, nothing herein forbids Employee from cooperating is such proceedings, but by this agreement Employee waives and agrees to relinquish any damages or other relief that may be awarded as a result of any such proceedings.

         Employee agrees and acknowledges: (i) that his/her waiver of rights under this agreement is knowing and voluntary; (ii) that he/she has been and is hereby advised by the Company of his/her right to consult with an attorney prior to executing this agreement; (iv) that the Company has given him/her a period of up to twenty-one (21) days within which to consider this waiver and release agreement and that he/she has done so to the extent desired; (v) that following his/her execution of this agreement he/she has seven (7) days in which to revoke it, and if he/she chooses not to revoke it, the agreement shall become effective and enforceable, and the Company will be obligated to begin payment of the severance amount as provided in the parties May ____, 2004 Employment Agreement; and (vi) that modifications to this Waiver and Release Agreement, whether material or immaterial, do not restart the running of the 21-day



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consideration period. If Employee rescinds this agreement, it will not become effective or enforceable, and he/she will not be entitled to the severance pay described above.

EMPLOYEE                                     ONYX SOFTWARE CORPORATION


--------------------------------             -----------------------------------
Signature of Employee                        Signature of Authorized Company
                                             Representative


--------------------------------             -----------------------------------
Print Name of Employee                       Title of Representative

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Date                                         Date




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